Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DOUGLAS DYNAMICS HOLDINGS, INC.

(a Delaware corporation)

Douglas Dynamics Holdings, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

FIRST:        The board of directors of the Company, by unanimous written consent of its members, filed with the minutes of the board of directors, adopted a resolution setting forth and declaring a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Company to be advisable and calling for consideration thereof by the stockholders of the Company.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article I of the Certificate of Incorporation be amended to read in its entirety as follows:

“The name of this corporation is:

Douglas Dynamics, Inc.”

SECOND:                                        This Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, as set forth in the preceding resolution, has been duly consented to by the required vote of stockholders in accordance with the provisions of Section 228 and 242 of DGCL.

THIRD:     Said amendment was duly adopted in accordance with the provisions of Section 228 and 242 of DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 26th day of January, 2010.

DOUGLAS DYNAMICS HOLDINGS, INC.

By:	/s/ Robert McCormick
Name:	Robert McCormick
Title:	VP & CFO